UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

_____________________________
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. )

_____________________________

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☐    Soliciting Material under § 240.14a-12

First Watch Restaurant Group, Inc.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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8725 Pendery Place, Ste. 201
Bradenton, Florida 34201
April 8, 2025
Dear First Watch Restaurant Group, Inc. Stockholder:
We are pleased to invite you to join us at the 2025 Annual Meeting of Stockholders (the “Annual Meeting”) of First Watch Restaurant Group, Inc. (the “Company” or “First Watch”), to be held at 8:00 a.m. Eastern Time on Wednesday, May 21, 2025 by means of a live, virtual-only online webcast.
The accompanying Notice of Annual Meeting and Proxy Statement describe the specific matters to be voted upon during the Annual Meeting. At the meeting, we also will provide an opportunity for you to ask questions pertaining to our business, as further detailed in the accompanying Proxy Statement.
Whether you own a few or many shares of First Watch stock and whether or not you plan to attend the Annual Meeting, it is important that your shares be represented at the Annual Meeting. Your vote is important and we ask that you please cast your vote as soon as possible.

Sincerely,
Chris Tomasso
President and Chief Executive Officer

First Watch Restaurant Group, Inc.
8725 Pendery Place, Ste. 201
Bradenton, Florida 34201
NOTICE OF THE 2025 ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of First Watch Restaurant Group, Inc.:
The 2025 Annual Meeting of Stockholders (the “Annual Meeting”) of First Watch Restaurant Group, Inc. (“First Watch” or the “Company”) will be held at 8:00 a.m. Eastern Time on Wednesday, May 21, 2025 by means of a live, virtual-only online webcast for the following purposes, as more fully described in the accompanying proxy statement:
(1)To elect four Class I directors of the Company, each for a term of three years or until their successors are duly elected and qualified or until their earlier resignation or removal;
(2)To ratify the appointment of PricewaterhouseCoopers LLP (“PwC”) as the independent registered public accounting firm of the Company for the 2025 fiscal year; and
(3)To transact any other business that is properly presented during the Annual Meeting or any adjournments or postponements thereof.
Only stockholders of record as of the close of business on March 24, 2025, the record date, are entitled to receive notice of the Annual Meeting and to vote during the Annual Meeting or any adjournments or postponements thereof.
We cordially invite you to attend the Annual Meeting. Even if you plan to attend the Annual Meeting, we ask that you please cast your vote as soon as possible by Internet, telephone or mail. As more fully described in the accompanying proxy statement, you may revoke your proxy and reclaim your right to vote at any time prior to its use.

Sincerely,
Jay Wolszczak
Secretary

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 21, 2025
The accompanying proxy statement and the 2024 Annual Report on Form 10-K are available at:
https://www.proxyvote.com

ACCESS TO THE 2025 VIRTUAL-ONLY ANNUAL MEETING

The Annual Meeting will be conducted virtually over the Internet by means of a live audio webcast. The Company will not conduct an in-person meeting of stockholders in 2025. You are entitled to participate in the Annual Meeting if you were a stockholder as of the close of business on March 24, 2025, the record date, or hold a valid proxy for the meeting.
You will be able to attend the Annual Meeting, vote and submit questions during the Annual Meeting via live webcast by visiting www.virtualshareholdermeeting.com/FWRG2025. You will find more information regarding the matters on which we are asking stockholders to vote on the following pages. If you are a stockholder of record, you may vote in advance by Internet at www.proxyvote.com, by telephone, by mail, or during the Annual Meeting, all as further described below. If you are a beneficial owner of shares held in “street name”, please follow the voting instructions provided in the notice you receive from your broker, bank or other intermediary, and direct such organization to vote your shares in accordance with your instructions. A beneficial owner may also attend the Annual Meeting, but because a beneficial owner is not a stockholder of record, you may not vote during the Annual Meeting unless you obtain a “legal proxy” from the organization that holds your shares, giving you the right to vote the shares during the Annual Meeting.
As part of the registration process to attend the Annual Meeting, you must enter the 16-digit control number located on your proxy card, voting instruction form, or Notice of Internet Availability. If you are a beneficial owner of shares registered in the name of a broker, bank or other nominee, you will also need to provide the registered name on your account and the name of your broker, bank or other nominee as part of the registration process.
On the day of the Annual Meeting, stockholders may begin to log in to the virtual-only Annual Meeting fifteen minutes prior to the Annual Meeting at www.virtualshareholdermeeting.com/FWRG2025. The Annual Meeting will begin promptly at 8:00 a.m. Eastern Time.
Our virtual Annual Meeting will allow stockholders to submit questions before and during the Annual Meeting. During a designated question and answer period at the Annual Meeting, we will respond to appropriate questions submitted by stockholders.

PROXY STATEMENT TABLE OF CONTENTS

PROXY STATEMENT
This Proxy Statement contains information relating to the solicitation of proxies by the Board of Directors (the “Board”) of First Watch Restaurant Group, Inc. (“First Watch” or the “Company”) for use at our 2025 Annual Meeting of Stockholders (the “Annual Meeting”). Our Annual Meeting will be held at 8:00 a.m. Eastern Time on Wednesday, May 21, 2025 by means of a live, virtual-only online webcast.
Only stockholders of record as of the close of business on March 24, 2025 (the “Record Date”) are entitled to receive notice of the Annual Meeting and to vote during the Annual Meeting or any adjournments or postponements thereof. As of the Record Date, there were 60,968,674 shares of common stock, par value $0.01 per share (the “Common Stock”) issued and outstanding and entitled to vote during the Annual Meeting. In accordance with the rules of the Securities and Exchange Commission (“SEC”), we are furnishing our proxy materials, including this proxy statement and our Form 10-K (the “Form 10-K”) for the fiscal year ended December 29, 2024, to our stockholders via the Internet. On or about April 8, 2025, we will mail to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”) that contains instructions on how to access our proxy materials on the Internet and how to vote. Stockholders may request to receive all future proxy materials in printed form by mail or electronically by email by following the instructions contained in the Notice of Internet Availability.
All references in this Proxy Statement to “we,” “us” and “our” refer to First Watch Restaurant Group, Inc. All references to fiscal 2024 reflect the results of the 52-week fiscal year ended December 29, 2024.

QUESTIONS AND ANSWERS ABOUT OUR ANNUAL MEETING
What is the purpose of our Annual Meeting?
Our Annual Meeting will be held for the following purposes:
(1)To elect four Class I directors, each for a term of three years or until their successors are duly elected and qualified or until their earlier resignation or removal. We refer to this as the “Director Election Proposal.”
(2)To ratify the appointment of PricewaterhouseCoopers LLP (“PwC”) as the independent registered public accounting firm of the Company for the 2025 fiscal year. We refer to this as the “Auditor Ratification Proposal.”
(3)To transact any other business that is properly presented at the Annual Meeting or any adjournments or postponements thereof.
In addition, senior management will respond to your questions pertaining to the business of the Company.
Why did I receive a notice regarding the availability of proxy materials on the Internet?
Pursuant to rules adopted by the SEC, we have elected to provide access to our proxy materials over the Internet. Accordingly, we have sent you a Notice of Internet Availability because the Board is soliciting your proxy to vote at the Annual Meeting, including at any adjournments or postponements of the meeting. All stockholders will have the ability to access the proxy materials at www.proxyvote.com or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice of Internet Availability.
We provided some of our stockholders, including stockholders who have previously requested to receive paper copies of the proxy materials, with paper copies of the proxy materials instead of the Notice of Internet Availability. If you received paper copies of the proxy materials, we encourage you to help us save money and reduce the environmental impact of delivering paper proxy materials to stockholders by signing up to receive all of your future proxy materials electronically. Stockholders may request to receive all future proxy materials in printed form by mail or electronically by email by following the instructions contained in the Notice of Internet Availability.
We intend to mail the Notice of Internet Availability on or about April 8, 2025 to all stockholders of record entitled to vote at the Annual Meeting.
How can I attend the Annual Meeting?
You are entitled to participate in the Annual Meeting if you were a stockholder as of the close of business on the Record Date, or hold a valid proxy for the Annual Meeting.
The Annual Meeting will be held entirely online. Stockholders may participate in the Annual Meeting by visiting the following website: www.virtualshareholdermeeting.com/FWRG2025. To participate in the Annual Meeting, you will need the 16-digit control number included on your proxy card, on the notice you receive from your broker, bank or other intermediary or on the instructions that accompanied your proxy materials. Shares held in your name as the stockholder of record may be voted electronically during the Annual Meeting. A beneficial owner of shares held in “street name” may also attend the Annual Meeting, but because a beneficial owner is not a stockholder of record, you may not vote during the Annual Meeting unless you obtain a “legal proxy” from the organization that holds your shares, giving you the right to vote the shares during the Annual Meeting. Even if you plan to attend the Annual Meeting, we recommend that you vote your shares in advance by the Internet, telephone or mail, so that your vote will be counted if you later decide not to attend the Annual Meeting. You will find more information on the matters on which we are asking stockholders to vote on the following pages.
On the day of the Annual Meeting, stockholders may begin to log in to the virtual-only Annual Meeting 15 minutes prior to the Annual Meeting. The Annual Meeting will begin promptly at 8:00 a.m. Eastern Time.
How can I vote my shares without attending the Annual Meeting?
To vote your shares without attending or having to attend the meeting, please follow the instructions for Internet or telephone voting on the Notice of Internet Availability. If you request printed copies of the of the proxy materials by mail, you may also vote by signing and submitting your proxy card and returning it by mail, if you are the stockholder of record, or by signing the voter instruction form provided by your bank or broker and returning it by mail, if you are the beneficial owner but not the stockholder of record.
What are the voting rights of First Watch stockholders?
Each stockholder of Common Stock is entitled to one vote per share on each of the four Class I director nominees and one vote per share on each other matter properly presented at the Annual Meeting for each share of Common Stock owned by that stockholder on the Record Date.
What is the difference between holding shares as a “stockholder of record” and a “street name” holder?
If your shares are registered directly in your name through Computershare Trust Company, N.A., the Company’s transfer agent, you are considered a “stockholder of record.” If your shares are held in a brokerage account, bank or through another intermediary, you are considered a “street name” holder.

What constitutes a quorum?
The presence in person or by proxy of the holders of record of a majority in voting power of the shares entitled to vote at the Annual Meeting constitutes a quorum for the transaction of business at the meeting. If you submit a properly executed proxy or voting instruction card or properly cast your vote via the Internet, or by telephone, your shares will be considered part of the quorum, even if you abstain from voting or withhold authority to vote as to a particular proposal. Under Delaware law, we also will consider as present for purposes of determining whether a quorum exists any abstentions and any shares represented by “broker non-votes.”
How do I vote?
You can vote in any of the following ways. Please check your proxy card or contact your broker for voting instructions.
If your shares are registered in your name (as a stockholder of record)
To vote by Internet or telephone: Log on to the website or call the toll-free number set forth in the notice of meeting mailed to you and follow the instructions.
To vote by mail: If you received a printed copy of the proxy materials, complete, sign, date, and mail your proxy card in the enclosed, postage-prepaid envelope.
To vote during the meeting: Log onto the website www.virtualshareholdermeeting.com/FWRG2025, follow the instructions and vote at the Annual Meeting via the Internet.
If your shares are held in “street name”
You should give instructions to your broker on how to vote your shares. If you do not provide voting instructions to your broker, your broker has discretion to vote those shares on matters that are routine. However, a broker cannot vote shares on non-routine matters without your instructions. This is referred to as a “broker non-vote.” Under the rules of The Nasdaq Stock Market LLC (“Nasdaq”), the Director Election Proposal is non-routine and, as such, a broker does not have the discretion to vote on the Director Election Proposal if such broker has not received instructions from the beneficial owner of the shares represented. The Auditor Ratification Proposal is considered a routine proposal and may be voted by a broker in the absence of instructions.
Can I change my vote after I have voted?
You may revoke your proxy and change your vote at any time before the final vote at the meeting. If you are a registered holder of shares, after your initial vote you may change your vote at a later date by telephone or via the Internet, by submitting a subsequently dated proxy by mail (only your latest proxy submitted prior to the meeting will be counted) or by attending the meeting and voting during the meeting. However, your attendance at the Annual Meeting will not automatically revoke your proxy unless you vote again during the meeting or specifically request in writing that your prior proxy be revoked. If your shares are held in street name, you must contact your broker to revoke your proxy and change your vote.
What vote is required to approve each proposal at the Annual Meeting?
Proposal 1—Director Election Proposal.
The vote required to elect our four Class I directors, each for a term of three years or until their successors are duly elected and qualified, is a plurality of the votes cast by the holders of shares present in person or represented by proxy and entitled to vote at the Annual Meeting. You may vote “FOR” or “WITHHOLD” with respect to each nominee. Votes that are “withheld” will not count as a vote for or against a director nominee because directors are elected by plurality voting. There will not be any abstentions, and broker non-votes will have no effect on the election of directors. Director nominees who receive the greatest number of affirmative votes will be elected. In an uncontested election where the number of nominees equals the number of director seats up for election, all the nominees will be elected as long as there is a quorum and they receive at least one vote.

Proposal 2 — Auditor Ratification Proposal.
The vote required to approve the Auditor Ratification Proposal is the affirmative vote of the holders of a majority in voting power of the shares of stock of the Company which are present in person or represented by proxy and entitled to vote at the Annual Meeting. You may vote “FOR,” “AGAINST,” or “ABSTAIN” with respect to Proposal 2: Auditor Ratification Proposal. Abstentions will have the same effect as a vote against this proposal. Because brokers have discretionary authority to vote on this proposal, there will be no broker non-votes on this proposal.

How does the Board recommend I vote on the proposals?
The Board recommends that you vote:
•FOR Proposal 1: Director Election Proposal; and
•FOR Proposal 2: Auditor Ratification Proposal;

How will the persons named as proxies vote?
If you complete and submit a proxy, the persons named as proxies will follow your voting instructions. If you submit a proxy but do not provide instructions or if your instructions are unclear, the persons named as proxies will vote your shares in accordance with the recommendations of the Board, as set forth above.
With respect to any other proposal that properly comes before the Annual Meeting, the persons named as proxies will vote as recommended by our Board or, if no recommendation is given, in their own discretion.
Who will pay for the cost of soliciting proxies?
We will pay for the cost of soliciting proxies. Our directors, officers, and other employees, without additional compensation, may also solicit proxies personally or in writing, by telephone, e-mail, or otherwise. As is customary, we will reimburse brokerage firms, fiduciaries, voting trustees, and other nominees for forwarding our proxy materials to each beneficial owner of Common Stock held of record by them.
How can I find out the results of the voting at the annual meeting?
Preliminary voting results will be announced at the Annual Meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

PROPOSAL 1: DIRECTOR ELECTION PROPOSAL
Our Board currently consists of ten directors divided into three classes: Class I, Class II and Class III. Each class is as nearly equal in number as possible, with one class being elected each year to serve a staggered three-year term. Class I directors serve for a term expiring at the 2025 Annual Meeting of Stockholders, Class II directors serve for a term expiring at the 2026 Annual Meeting of Stockholders and Class III directors serve for a term expiring at the 2027 Annual Meeting of Stockholders. At this Annual Meeting and each Annual Meeting of Stockholders thereafter, the successors to the class of directors whose terms expire at that meeting will be elected for a term of office to expire at the third succeeding Annual Meeting of Stockholders after their election, or until their successors have been duly elected and qualified. In 2024, our Board underwent refreshment, with one director, Julie M.B. Bradley, resigning, and two new directors, Charles Jemley and Michael Fleisher, joining the Board.

Our Board of Directors: Independence and Nominees
The business and affairs of the Company are managed by or under the direction of the Board. The Board is currently composed of ten members. Other than Christopher A. Tomasso, our President and CEO, our Board is entirely composed of independent directors.
Our Board has affirmatively determined that each of Ralph Alvarez, Irene Chang Britt, Michael Fleisher, Tricia Glynn, Charles Jemley, Stephanie Lilak, William Kussell, David Paresky and Jostein Solheim are independent directors under the applicable rules of Nasdaq. In reviewing the independence of Ralph Alvarez and William Kussell, our Board considered their service as operating partners of Advent International, L.P. (“Advent”), our largest stockholder. In reviewing the independence of Tricia Glynn and David Paresky, our Board considered that each of them is an employee of Advent. Our Board determined that these relationships with Advent did not impair the independence of such directors. Each of our board committees consist entirely of independent directors. The Board has affirmatively determined that the directors that serve on our Audit Committee, Mr. Alvarez, Mr. Jemley and Mr. Solheim, each meet the heightened independence requirements for the purposes of serving on the Audit Committee under the applicable rules of Nasdaq and the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and that the directors that serve on our Compensation Committee, Mr. Alvarez, Mr. Fleisher, Ms. Glynn and Ms. Lilak, are independent for the purposes of serving on such committee under the applicable rules of Nasdaq.
Our Class I directors are Michael Fleisher, William Kussell, Stephanie Lilak and Jostein Solheim; our Class II directors are Irene Chang Britt, Charles Jemley and David Paresky; and our Class III directors are Ralph Alvarez, Tricia Glynn and Christopher A. Tomasso.
The Board recommends that Michael Fleisher, William Kussell, Stephanie Lilak and Jostein Solheim, our Class I directors, be re-elected to serve for a three-year term until the 2028 Annual Meeting of Stockholders or until their successors are duly elected and qualified or until their earlier resignation or removal. If Michael Fleisher, William Kussell, Stephanie Lilak or Jostein Solheim become unavailable for any reason, including a situation which is not anticipated, substitute nominees may be proposed by the Board, and any shares represented by proxy will be voted for the substitute nominee, unless the Board reduces the number of directors.

The following table sets forth certain information concerning the nominees for Class I directors and each of the other members of the Board:

	Class	Age	Position	Director Since	Current Term Expires
Directors with Term expiring at the Annual Meeting/Nominee
Michael Fleisher...........................	I	60	Director	2024	2025
William Kussell............................	I	66	Director	2019	2025
Stephanie Lilak.............................	I	55	Director	2022	2025
Jostein Solheim.............................	I	59	Director	2023	2025
Continuing Directors
Ralph Alvarez...............................	III	69	Director and Chair of the Board	2019	2027
Irene Chang Britt..........................	II	62	Director	2023	2026
Tricia Glynn..................................	III	44	Director	2017	2027
Charles Jemley..............................	II	61	Director	2024	2026
David Paresky...............................	II	35	Director	2023	2026
Christopher A. Tomasso...............	III	54	President, Chief Executive Officer and Director	2019	2027

Class I Nominees for Election for a Three-year Term Expiring at the 2028 Annual Meeting
Michael Fleisher
Mr. Fleisher has served as a Director since November 2024. He served as Chief Financial Officer of Wayfair, Inc. from October 2013 to November 2022. Prior to joining Wayfair, Mr. Fleisher was Vice Chairman, Strategy and Operations of Warner Music Group from 2008 to 2011 and Executive Vice President and Chief Financial Officer from 2005 to 2008. He was previously the Chief Executive Officer of Gartner, Inc. from 1999 to 2004. He currently sits on the board of directors of Squarespace, Inc.

Mr. Fleisher’s qualifications to serve on our Board include his extensive management expertise and leadership experience.
William Kussell

Mr. Kussell has served as a director since December 2019. He has served as an operating partner of Advent since February 2010. From January 2008 to January 2010, Mr. Kussell served as President and Chief Brand Officer of Dunkin’ Brands, Inc. Mr. Kussell served as the non-executive chairman of the board of directors of Bojangles’, Inc. from June 2016 to January 2019, as a director of Bojangles’, Inc. from August 2011 to January 2019, and as a director of Extended Stay America, Inc. from June 2010 to June 2016.
Mr. Kussell’s qualifications to serve on our Board include his extensive management expertise and leadership experience on boards of directors across multiple industries.
Stephanie Lilak
Ms. Lilak has served as a director since June 2022. She has served as Executive Vice President and Chief People Officer of Mondelēz International, Inc. since January 2024. Previously, Ms. Lilak was the Chief People Officer of Bumble Inc. from November 2021 to December 2023 and Senior Vice President, Chief Human Resources Officer at Dunkin’ Brands Group, Inc. from July 2019 to November 2021. Prior to Dunkin’ Brands, Ms. Lilak spent 23 years with General Mills Inc. in roles of increasing responsibility. She served as Vice President, Human Resources for the North America Retail Segment from January 2016 to July 2019.
Ms. Lilak’s qualifications to serve on our Board include her extensive human resources management experience and leadership expertise.
Jostein Solheim
Mr. Solheim has served as a director since December 2023. He has served as the CEO, Health & Wellbeing at Unilever PLC since June 2021. Previously, Mr. Solheim was President of Unilever’s Food & Refreshments Division, North America from July 2018 to June 2021 and Executive Vice President and CEO of Unilever’s Ben & Jerry’s subsidiary from April 2010 to July 2018. Mr. Solheim has spent 32 years with Unilever in roles of increasing responsibility in marketing, brand development and strategy.
Mr. Solheim’s qualifications to serve on our Board include his extensive leadership, marketing, brand development and management expertise.

Class II Directors Continuing in Office Until the 2026 Annual Meeting
Charles Jemley

Mr. Jemley has served as a director since August 2024. He served as the Chief Financial Officer at Dutch Bros Coffee from August 2021 to May 2024 when he transitioned to his current role of Strategic Advisor. He also served as the Chief Financial Officer of Dutch Bros OpCo from January 2020 to May 2024. Previously, Mr. Jemley served as the Chief Financial Officer of CKE Restaurant Holdings, Inc. from July 2018 to December 2019. Prior thereto, he held numerous leadership positions at Starbucks Corporation from February 2006 to January 2018 and at Yum! Brands from April 1990 to January 2006. He currently sits on the board of directors of Four Corners Property Trust, Inc.

Mr. Jemley’s qualifications to serve on our Board include his extensive management expertise and leadership experience.
Irene Chang Britt
Ms. Britt has served as a director since July 2023. Ms. Britt served as President and Divisional CEO of Pepperidge Farm, Inc. and Senior Vice President, Global Baking and Snacking for the Campbell Soup Company from 2012 until her retirement in 2015. Irene joined Campbell Soup Company in 2005 and held a variety of leadership positions during her tenure with the company. Prior to joining Campbell Soup Company, Ms. Britt held a number of leadership positions within Kraft Foods Group, Inc. and Nabisco, Inc. Before that, she spent more than a decade at Kimberly-Clark Corporation, where she held key assignments in marketing, sales and R&D leadership. She currently serves on the boards of IDEXX Laboratories, Inc. and Victoria’s Secret and Co. Previously, she also served on the boards of Brighthouse Financial, Inc., Dunkin’ Brands Group, Inc., Tailored Brands, Inc., TerraVia Holdings, Inc. and Sunoco, Inc.
Ms. Britt’s qualifications to serve on our Board include her extensive management expertise and leadership experience on several boards of directors across multiple industries.
David Paresky
Mr. Paresky has served as a director since April 2023. He has served as a Principal of Advent since January 2023. Previously, Mr. Paresky served as a Vice President of Advent from August 2019 to December 2022, as a Vice President of Thomas H. Lee Partners, L.P. from August 2018 to July 2019, and as a senior associate of Thomas H. Lee Partners, L.P. from August 2017 to July 2018. Mr. Paresky previously served on the board of System One, Inc. from April 2019 to July 2019.
Mr. Paresky’s qualifications to serve on our Board include his extensive investment and management expertise.

Class III Directors Continuing in Office Until the 2027 Annual Meeting
Ralph Alvarez
Mr. Alvarez has served as a director and as chair of the Board since December 2019. Mr. Alvarez has served as an operating partner of Advent since July 2017. Previously, Mr. Alvarez served as the executive chairman of Skylark Co., Ltd., a leading restaurant operator in Japan, from January 2013 to March 2018. Mr. Alvarez served as President and Chief Operating Officer of McDonald’s Corporation, a leading global foodservice retailer, from August 2006 until his retirement in December 2009. Mr. Alvarez joined McDonald’s in 1994 and held a variety of leadership positions during his tenure with the company. Prior to joining McDonald’s, he held leadership positions at Wendy’s International, Inc. and Burger King Corporation. Mr. Alvarez currently serves as a director of Lowe’s Companies, Inc., Traeger, Inc. and Eli Lilly & Company and previously served as a director of Dunkin’ Brands Group from May 2012 to December 2020 and as a director of Realogy Holdings Corp. from August 2013 to May 2018.
Mr. Alvarez’s qualifications to serve on our Board include his extensive management expertise and leadership experience on several boards of directors across multiple industries.
Tricia Glynn
Ms. Glynn has served as a director since August 2017. Ms. Glynn has served as a Managing Partner of Advent International, L.P. (“Advent”) since January 2023 and previously served as a Managing Director of Advent from October 2016 to December 2022. Previously, she served as a Principal of Bain Capital Private Equity from August 2004 to July 2016. Ms. Glynn has served as director of Olaplex, Inc. since January 2020, Orveon, Inc. since December 2021 and Sauer Brands Inc. since February 2025. Ms. Glynn also is a member of the board of directors of Harvard Management Company. Ms. Glynn previously served as a director of SavageXFenty, Inc. from May 2021 to December 2022, lululemon athletica inc. from August 2017 to June 2021 and Burlington Stores, Inc. from August 2012 to June 2018.
Ms. Glynn’s qualifications to serve on our Board include her extensive management, investment, and leadership expertise in public companies.
Christopher A. Tomasso
Mr. Tomasso has served as a director since December 2019, and has served as our President and Chief Executive Officer since August 2017 and December 2019, respectively. Mr. Tomasso has also served as director, president and chief executive officer of First Watch Restaurants, Inc., a wholly-owned subsidiary of the Company, since October 2017, December 2015 and June 2018, respectively. In addition, Mr. Tomasso served as Chief Marketing Officer of First Watch Restaurants, Inc. from August 2006 to December 2015.
Mr. Tomasso’s qualifications to serve on our Board include his extensive management, investment, marketing, and corporate strategy expertise.
Vote Required and Board Recommendation
The vote required to elect our four Class I directors, each for a three-year term expiring at the 2028 Annual Meeting or until their successors are duly elected and qualified, is a plurality of the votes cast by the holders of shares present in person or represented by proxy and entitled to vote at the Annual Meeting. The Board recommends that you vote “FOR” the election of each of the Class I director nominees.
Failure to Receive Majority Vote
Pursuant to our Corporate Governance Guidelines, any nominee for director in an uncontested election who fails to receive a majority of the votes cast at a stockholder meeting must tender to the Board his or her resignation from the Board and all committees thereof. A director nominee will have failed to receive the affirmative vote of a majority of votes cast if the number of “withhold” votes in respect of such director nominee’s election exceeds the number of votes “for” such director nominee’s election (excluding broker non-votes). The Nominating and Corporate Governance Committee will then assess the appropriateness of such nominee continuing to serve as a director and shall recommend to the Board the action to be taken with respect to such tendered resignation. Any director who tenders his or her resignation pursuant to this provision may not participate in the Nominating and Corporate Governance Committee recommendation or Board action regarding whether to accept the resignation offer. In determining whether or not to recommend that the Board accept any resignation offer, the Nominating and Corporate Governance Committee may consider all factors believed relevant by its members. The Board will act on the Nominating and Corporate Governance Committee’s recommendation and publicly disclose its decision and rationale within 90 days from the publication of the election results.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
Code of Ethics and Business Conduct
Our Board is committed to sound corporate governance principles and practices. In order to clearly set forth our commitment to conduct our operations in accordance with our standards of business ethics and applicable laws and regulations, our Board adopted a Code of Ethics and Business Conduct applicable to our directors, executive officers and employees that complies with the rules and regulations of Nasdaq. A copy of our Code of Ethics and Business Conduct is available on our corporate website at https://investors.firstwatch.com/corporate-governance/governance-documents, under “Policies and Guidelines.” You also may obtain, without charge, a printed copy of the Code of Ethics and Business Conduct by sending a written request to: 8725 Pendery Place, Ste. 201, Bradenton, FL 34201, Attention: Legal Department.
Corporate Governance Guidelines
Our Board has adopted corporate governance guidelines in accordance with the corporate governance rules of Nasdaq that serve as a flexible framework within which our Board and its committees operate. These guidelines cover a number of areas including:
•the duties and responsibilities of the Board;
•director independence;
•Board leadership structure;
•executive sessions;
•Chief Executive Officer evaluations;
•management development and succession planning;
•director nomination, qualification and election;
•director orientation and continuing education;
•stock ownership guidelines;
•Board agendas, materials, information and presentations;
•director access to senior managers and independent advisers;
•Board communication with stockholders and others;
•standing Board committees;
•director compensation; and
•annual board and committee performance evaluations.
A copy of our Corporate Governance Guidelines is available on our corporate website at https://investors.firstwatch.com/corporate-governance/governance-documents, under “Policies and Guidelines.” You also may obtain, without charge, a printed copy of the Corporate Governance Guidelines by sending a written request to: 8725 Pendery Place, Ste. 201, Bradenton, FL 34201, Attention: Legal Department.
Meetings of the Board
The Board held five (5) meetings and acted by written consent without a meeting on six (6) occasions during the fiscal year ended December 29, 2024. In 2024, each person serving as a director attended at least 75% of the total number of meetings of our Board and any Board committee on which he or she served.
Board Committees
Pursuant to our bylaws, our Board may establish one or more committees of the Board however designated, and delegate to any such committee the full power of the Board, to the fullest extent permitted by law.
The standing committees of our Board currently include an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee. Each committee operates under a written charter adopted by the Board, which contains a detailed description of the scope of the committee’s responsibilities and how they will be carried out. Each committee may delegate any of its responsibilities to one or more subcommittees as the committee may from time to time deem appropriate. Each committee regularly reports to the Board on committee findings, recommendations and any other matters as they deem appropriate and as the Board may request. The composition, duties and responsibilities of these committees are set forth below. The charters of each of our committees are available on our website at https://investors.firstwatch.com/corporate-governance/governance-documents, under “Committee Charters.”
Audit Committee
Ralph Alvarez, Charles Jemley, and Jostein Solheim serve on the Audit Committee and each qualify as an Audit Committee financial expert as defined in Item 407(d)(5) of Regulation S-K promulgated under the Securities Act. Mr. Jemley serves as Chair of the Audit Committee. The Board has affirmatively determined that Messrs. Alvarez, Jemley, and Solheim each meet the definition of an “independent director” for the purposes of serving on the Audit Committee under applicable Nasdaq rules and Rule 10A-3 under the Exchange Act. The Audit Committee held four (4) meetings and acted by written consent without a meeting on one (1) occasion during the fiscal year ended December 29, 2024.
The primary purposes of the Audit Committee are to produce the annual report of the Audit Committee required by the rules of the SEC and assist the Board in its oversight of the accounting and financial reporting processes of the Company and the Company’s compliance with legal and regulatory requirements, including:
•audits of our financial statements;
•the integrity of our financial statements;
•our processes relating to risk management and the conduct and systems of internal control over financial reporting and disclosure controls and procedures;
•the qualifications, engagement, compensation, independence and performance of our independent auditor, and the independent auditor’s conduct of the annual audit of the Company’s financial statements and any other services provided to the Company; and
•the performance of our internal audit function.
Compensation Committee
Ralph Alvarez, Michael Fleisher, Tricia Glynn and Stephanie Lilak serve on the Compensation Committee. Ms. Lilak serves as the Chair of the Compensation Committee. The Board has affirmatively determined that Messrs. Alvarez and Fleisher, Ms. Glynn and Ms. Lilak each qualify under the Nasdaq independence standards for service on the Compensation Committee. The Compensation Committee held four (4) meetings and acted by written consent without a meeting on three (3) occasions during the fiscal year ended December 29, 2024.
The primary purposes of the Compensation Committee are to produce the annual report of the Compensation Committee required by the rules of the SEC and to assist the Board in overseeing our employee compensation policies and practices, including:
•determining, approving and recommending to the Board for its approval executive officer compensation arrangements, plans, policies and programs;
•evaluating the performance of the CEO and other executive officers against corporate goals and objectives; and
•reviewing, approving, and recommending to the Board for its approval Company-wide and executive bonuses plans or programs and equity-based compensation plans.
The charter also provides that the Compensation Committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the Compensation Committee will consider the independence of each such adviser, including the factors required by Nasdaq and the SEC. In addition, members of our senior management may report on the performance of the other executive officers of the Company and make compensation recommendations to the Compensation Committee, which will review and, as appropriate, approve the compensation recommendations.
Nominating and Corporate Governance Committee
Ralph Alvarez, Irene Chang Britt, David Paresky and William Kussell serve on the Nominating and Corporate Governance Committee. Ms. Britt serves as the Chair of the Nominating and Corporate Governance Committee. The

Nominating and Corporate Governance Committee held three (3) meetings and acted by written consent without a meeting on one (1) occasion during the fiscal year ended December 29, 2024.
The primary purposes of the Nominating and Corporate Governance Committee are to recommend candidates for appointment to the Board and to assist the Board in its oversight of the Company’s corporate governance practices, including:
•identifying and screening individuals qualified to serve as directors, and recommending to the Board candidates for nomination for election at the annual meeting of stockholders or to fill Board vacancies;
•developing, recommending to the Board and reviewing the Company’s Corporate Governance Guidelines;
•coordinating and overseeing the annual self-evaluation of the Board and its committees; and
•reviewing on a regular basis the overall corporate governance of the Company and recommending improvements for approval by the Board where appropriate.
Compensation Committee Interlocks and Insider Participation
The members of our Compensation Committee during the fiscal year ended December 29, 2024 were Ralph Alvarez, Michael Fleisher, Tricia Glynn and Stephanie Lilak. During fiscal 2024, none of our executive officers served (i) as a member of the compensation committee or board of directors of another entity, one of whose executive officers served on our compensation committee, or (ii) as a member of the compensation committee of another entity, one of whose executive officers served on our Board.
Indemnification of Directors and Officers
Our amended and restated certificate of incorporation provides that we will indemnify our directors and officers to the fullest extent permitted by the Delaware General Corporation Law (the “DGCL”).
We have entered into indemnification agreements with each of our executive officers and directors. The indemnification agreements provide the executive officers and directors with contractual rights to indemnification, expense advancement and reimbursement, to the fullest extent permitted under the DGCL, subject to certain exceptions contained in those agreements.
Board Leadership
The Board does not have a fixed policy regarding the separation of the offices of Chair of the Board and Chief Executive Officer, and believes that it should maintain the flexibility to select the Chair of the Board and its leadership structure, from time to time, based on the criteria that it deems in the best interests of the Company and its stockholders. Pursuant to our Corporate Governance Guidelines, when the Chair and the Chief Executive Officer are the same individual, or when the Chair otherwise does not qualify as an independent director, the independent directors may select a Lead Independent Director from among the independent directors with such responsibilities as determined by the Board.
Currently, the positions of Chair of the Board and Chief Executive Officer are separated and we have an independent Chair. The positions of Chair of the Board, and President and Chief Executive Officer are currently held by Ralph Alvarez and Chris Tomasso, respectively. The Chair of the Board, in addition to setting board meeting agendas and chairing board meetings, facilitates information flow and communication between the independent directors and Company management; coordinates the activities of the other independent directors; together with the Compensation Committee and the Board, evaluates the performance of the President and CEO; recommends the retention of Board and Committee consultants; has the authority to call meetings of the independent directors; if requested by significant stockholders, ensures that he is available for consultation and direct communication; and performs such other duties and responsibilities as the Board from time to time determines.
We believe that our current Board structure appropriately ensures that an independent director serves in a Board leadership position, acting as a liaison between the Board and Company management and allowing the Board to better perform its oversight functions. The current Board structure allows our President and CEO to focus on the day-to-day operations of the Company and also permits the independent directors to discuss and address risk management with Company management in Board meetings, as well as separate from management in executive session.

The Board evaluates its leadership structure from time to time and changes it as circumstances warrant. There may be unique circumstances, such as change in executive or Board composition or a significant strategic development, under which the Board may determine that stockholders are best served by combining the roles of Chair and CEO and appointing a strong lead independent director with robust duties and responsibilities. In the event that the roles of Chair and CEO are combined, we anticipate that the Board would appoint a strong lead independent director with a well-defined role similar to the responsibilities undertaken by our current Chair.
Board Oversight of Enterprise Risk
The Board is actively involved in the oversight and management of risks that could affect the Company. This oversight and management is conducted primarily through the committees of the Board identified above but the full Board has retained responsibility for general oversight of risks. The Audit Committee is primarily responsible for overseeing the risk management function, specifically with respect to management’s assessment of risk exposures (including risks related to liquidity, credit, operations, regulatory compliance, among others), and the processes in place to monitor and control such exposures. The Audit Committee is also tasked with overseeing cybersecurity risk issues, receiving reports on cybersecurity at least twice annually from the Company’s Chief Information Officer, and briefing the full Board on cybersecurity matters as part of its reports at meetings. The Compensation Committee oversees and reviews risks associated with compensation policies, succession planning and human capital management. The Nominating and Corporate Governance Committee oversees and reviews risks relating to the Company’s governance structure and stockholder engagement. The Board satisfies its oversight responsibility through full reports by each committee chair during each regularly scheduled Board meeting regarding the committee’s considerations and actions, as well as through regular reports directly from officers responsible for oversight of particular risks within the Company. The Company also consults with outside advisors as necessary to identify and understand any emerging risks.
Progress on Remediation of Material Weaknesses
As previously discussed in our Form 10-K, we have determined as of December 29, 2024 that our internal control over financial reporting from the time of our IPO was not effective due to the material weaknesses that are further described in our Form 10-K.
As disclosed in our Form 10-K, we have designed and implemented measures to remediate the previously identified material weaknesses related to information technology general controls and accounting for income taxes. As a result of these measures and based on testing of the design and operating effectiveness of the redesigned and enhanced controls, we concluded the controls have been in place and have operated effectively for a sufficient period of time to demonstrate that the material weakness related to information technology general controls for information systems and applications that are relevant to the preparation of the consolidated financial statements has been remediated as of December 31, 2023 and the material weakness related to accounting for income taxes has been remediated as of December 29, 2024.
Further, we are progressing towards, and continue to devote substantial resources to, the remediation of our remaining material weaknesses. To date, as part of our remediation efforts, we have undertaken the following measures:
•hired new and reassigned existing financial reporting, accounting, and information technology leadership with public company experience to enhance public company financial reporting, technical accounting, and information technology services and solutions;
•augmented financial reporting capabilities by staffing professionals with knowledge and experience in income tax, internal audit, information technology, and legal;
•established various policies, including a formal delegation of authority policy defining the protocols for reviewing and authorizing commitments, contracts, invoices, and transactions as well as an account reconciliation policy that provides the framework to ensure the performance of consistent procedures in reconciling general ledger balances to supporting documentation;
•formalized certain roles and reviewed responsibilities, including ensuring appropriate segregation of duties;
•designed and implemented period-end financial reporting controls, such as controls over the preparation and review of account reconciliations, financial statement disclosures, and the consolidated financial statements, including controls around classification of cash flows and disclosure of noncash items, as well as establishing a formal management Disclosure Committee to review the draft financial statements and disclosures prior to release, including a sub-certification process from various functional groups; and
•enhanced access restrictions for certain users over general ledger journal entries and designed new processes to further automate journal entries and segregate journal entry creation from journal entry approval authority.

Insider Trading Policy
We have adopted an insider trading policy (“Insider Trading Policy”) that governs the purchase, sale and other dispositions of our securities by directors, officers, employees, and certain family members of such persons, anyone else living in the household of such persons, and entities or accounts that are under the influence or control or are a beneficiary of such persons. Our Insider Trading Policy is designed to promote compliance with insider trading laws, rules and regulations, and the Nasdaq listing standards. The full text of our Insider Trading Policy was filed as Exhibit 19.1 to the Company’s Annual Report on Form 10-K for the year ended December 29, 2024.
The Insider Trading Policy prohibits (i) trading in options, puts and calls or similar instruments on securities of the Company, including shares of Common Stock or preferred stock and warrants (“First Watch Securities”), or selling First Watch Securities “short,” (ii) pledging First Watch Securities or holding First Watch Securities in a margin account, (iii) purchasing a financial instrument or entering into any transaction that is designed to hedge or otherwise offset declines in the market value of First Watch Securities, and (iv) placing standing or limit orders on First Watch Securities outside of a properly established Rule 10b5-1 plan or outside of the three business day period following pre-clearance approval under the Company’s insider trading policy.
Clawback Policy
We have adopted an Incentive-Based Compensation Recovery Policy (the “Clawback Policy”) in compliance with the requirements of Listing Rule 5608 of the Nasdaq Stock Market LLC. Pursuant to the Clawback Policy, any incentive based compensation that was granted to any current or former executive officers of the Company as defined in Nasdaq Rule 5608 that is found, as a result of a restatement of the Company’s financial statements due to the material noncompliance of the Company with any financial reporting requirement under applicable securities laws, to be erroneously granted, earned, or vested based wholly or in part upon the attainment of a financial reporting measure is subject to the Clawback Policy and subject to recovery. The full text of our Clawback Policy was filed as Exhibit 97.1 to the Company’s Annual Report on Form 10-K for the year ended December 29, 2024.
Director Experience and Expertise Matrix
The following table provides a summary of the areas of experience and expertise of the members of the Board:

Areas of Applicable Experience and Expertise	Ralph Alvarez	Irene Chang Britt	Michael Fleisher	Tricia Glynn	Charles Jemley	William Kussell	Stephanie Lilak	David Paresky	Jostein Solheim	Christopher A. Tomasso
Restaurant Industry	●	○		○	●	●	●	○		●
Retail or Hospitality Operations	●	●	●	○	●	●	●		●	●
Consumer Marketing/Brand Building	○	●	●	●	○	●		●	●	●
Information Technology/Cybersecurity	○		○						○
Supply Chain	●	○	○	○	○	●	○		○	○
Real Estate Development	●	○	○	○	●	●		○	○	●
Franchising	●	○			●	●			●	●
M&A/Business Development	●	○	●	●	●	○	○	●	○	○
Corporate Governance	●	●	●	●	●	●	○	○	○	○
Finance & Accounting	●	○	●	●	●	○		●	○	○
Human Resources/Human Capital Management	○	○	○	○	○	○	●		○	○
Legal	○	○	○	○
Social & Environmental Responsibility	○	○	○	○			○		●
C-Suite/Executive Management	●	●	●	●	●	●	●		●	●

● Integral element of career
○ Meaningful involvement during career, including directorships/certifications

Board Diversity
In addition to the broad diversity of experience and expertise reflected above, our Board consists of three female directors, seven male directors, and we have two self-identified directors from an underrepresented minority.
Communications with the Company and the Board
Stockholders may communicate with the Company through its Investor Relations Department by writing to: Investor Relations, First Watch Restaurant Group, Inc., 8725 Pendery Place, Ste. 201, Bradenton, FL 34201.
Stockholders interested in communicating with our Board, any Board committee, any individual director, or any group of directors (such as our independent directors) should send written correspondence to First Watch Restaurant Group, Inc. Board of Directors, 8725 Pendery Place, Ste. 201, Bradenton, FL 34201, Attn: Secretary. At the direction of the Board, all mail received may be opened and screened for security purposes. In addition, items that are unrelated to the duties and responsibilities of the Board will be excluded. Stockholders and interested parties should not send items, including but not limited to the following, which will be excluded: spam, junk mail and mass mailings, product complaints or inquiries, new product suggestions, resumes, job inquiries, surveys, business solicitations and advertisements. In addition, material that is trivial, obscene, unduly hostile, threatening, illegal, or similarly unsuitable items will be excluded. Any excluded communication will be made available to any independent, non-employee director upon request.
Stockholder Proposals for the 2026 Annual Meeting
Under our bylaws, to be timely, notice of any stockholder proposal to be considered at the 2026 Annual Meeting of Stockholders, including nominations of persons for election to our Board and other business, must be delivered to or mailed and received at the principal executive officers of the Company not earlier than the open of business on the one-hundred twentieth (120th) day and not later than the close of business on the ninetieth (90th) day prior to the first anniversary of the preceding year’s annual meeting. Therefore, to be presented at our 2026 Annual Meeting, such a proposal must be received on or after January 21, 2026, but not later than February 20, 2026. However, in the event the date of the annual meeting is more than thirty (30) days before or more than sixty (60) days after such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the open of business on the one-hundred twentieth (120th) day prior to the date of such annual meeting and not later than the close of business on the later of the ninetieth (90th) day prior to the date of such annual meeting or, if the first public announcement by the Company of the date of such annual meeting is less than one hundred (100) days prior to the date of such annual meeting, the tenth (10th) day following the day on which public announcement of the date of such meeting is first made by the Company.
The deadline for any stockholder proposal to be eligible for inclusion in our proxy statement related to the 2026 Annual Meeting pursuant to Rule 14a-8 of the Exchange Act, is December 9, 2025. In addition, to comply with the SEC’s universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than March 23, 2026.
Stockholder Director Nominations
The Nominating and Corporate Governance Committee values the input of stockholders in identifying director candidates. The Nominating and Corporate Governance Committee considers recommendations for Board candidates submitted by stockholders using substantially the same criteria it applies to recommendations from the Nominating and Corporate Governance Committee, directors and members of management. Stockholders may submit recommendations by providing the person’s name and appropriate background and biographical information in writing to the Nominating and Corporate Governance Committee, First Watch Restaurant Group, Inc., 8725 Pendery Place, Ste. 201, Bradenton, FL 34201, Attn: Secretary.

EXECUTIVE OFFICERS

The following table sets forth certain information with respect to our current executive officers as of April 8, 2025:

Name	Age	Position
Christopher A. Tomasso	54	President, Chief Executive Officer and Director
Henry Melville Hope, III	64	Chief Financial Officer and Treasurer
Jay Wolszczak	56	Chief Legal Officer, General Counsel and Secretary
Robert Conti	55	Chief Information Officer
Matt Eisenacher	45	Chief Brand Officer
Eric Hartman	52	Chief Development Officer
John Daniel Jones	46	Chief Operations Officer
Laura Sorensen	52	Chief People Officer

Executive Officers
Christopher A. Tomasso
Mr. Tomasso has served as a director since December 2019, and has served as our President and Chief Executive Officer since August 2017 and December 2019, respectively. Mr. Tomasso has also served as director, President and Chief Executive Officer of First Watch Restaurants, Inc., a wholly-owned subsidiary of the Company, since October 2017, December 2015 and June 2018, respectively. In addition, Mr. Tomasso served as Chief Marketing Officer of First Watch Restaurants, Inc. from August 2006 to December 2015.
Henry Melville Hope, III
Mr. Hope has served as our Chief Financial Officer and Treasurer since December 2019. Mr. Hope has also served as Chief Financial Officer, Executive Vice President and Treasurer of First Watch Restaurants, Inc., a wholly-owned subsidiary of the Company, since July 2018 and as a director of First Watch Restaurants, Inc. since June 2021. Prior to joining us, Mr. Hope served as Managing Director and Chief Operating Officer of Genesis Real Estate Advisers, LLC from March 2016 to August 2018, as Managing Director of Blue Plate Development and Consulting, LLC from May 2014 to February 2016 and as Chief Financial Officer of Popeyes Louisiana Kitchen, Inc. from February 2008 to May 2014.
Jay Wolszczak
Mr. Wolszczak has served as our Chief Legal Officer since May 2022 and as our General Counsel and Secretary since December 2019. Mr. Wolszczak has also served as Chief Legal Officer, General Counsel and Secretary of First Watch Restaurants, Inc., a wholly-owned subsidiary of the Company, since May 2018. Previously, Mr. Wolszczak was employed by Hard Rock Café International (USA), Inc. from October 1997 to April 2018 where he most recently served as General Counsel.
Robert Conti

Mr. Conti has served as our Chief Information Officer since August 2024. Mr. Conti previously served as our Senior Vice President, Technology from March 2019 to August 2024. Prior to joining First Watch, Mr. Conti served as Systems Engineering Manager, Commercial at Cisco Systems, Inc. from February 2018 to March 2019, as Chief Technology Officer of Holiday Retirement from August 2017 to February 2018 and worked 18 years at Hard Rock International from May 1999 to August 2017 where he most recently served as Vice President of Technology.

Matt Eisenacher
Mr. Eisenacher has served as our Chief Brand Officer since August 2023. Mr. Eisenacher also served as our Senior Vice President of Brand Strategy and Innovation from April 2019 to August 2023. Prior to joining us, Mr. Eisenacher worked at Piada Italian Street Food from December 2013 to March 2019, where he most recently served as Chief Concept Officer.

Eric Hartman
Mr. Hartman has served as our Chief Development Officer since September 2021 and as Chief Development Officer of First Watch Restaurants, Inc., a wholly-owned subsidiary of the Company, since November 2016. In addition, Mr. Hartman founded the business SEVA Development Services LLC and served as its President from January 2014 to November 2016, and worked at Bloomin’ Brands, Inc. from August 2001 to January 2014 where he most recently served as Vice President of Real Estate and Development.
John Daniel Jones
Mr. Jones has served as our Chief Operations Officer since October 2021. Prior thereto, Mr. Jones served as Chief Operating Officer of CAVA Mezze Grill from August 2016 to September 2021 and worked at Starbucks Coffee Co. from August 2002 to August 2016, where he most recently served as a Regional Director of Operations.
Laura Sorensen
Ms. Sorensen has served as our Chief People Officer since September 2021 and Chief People Officer of First Watch Restaurants, Inc., a wholly-owned subsidiary of the Company, since August 2016. Prior to joining us, Ms. Sorensen worked at Darden Restaurants from June 2010 to August 2016 where she most recently served as Senior Vice President of Human Resources for LongHorn Steakhouse. Ms. Sorensen currently serves on the board of directors of the Women’s Foodservice Forum.

EXECUTIVE COMPENSATION
Overview and Identification of Our Named Executive Officers

This section provides an overview of our executive compensation program, including a narrative description of the material factors necessary to understand the information disclosed in the compensation tables below with respect to our “named executive officers,” or “NEOs.” We qualify as an “emerging growth company” under the Jumpstart Our Business Startups Act of 2012 and have included compensation information for a limited number of NEOs as permitted under applicable SEC rules, including our principal executive officer and our two most highly compensated executive officers serving as of December 29, 2024, the end of our 2024 fiscal year. We have not included a compensation discussion and analysis of our executive compensation programs or tabular compensation information other than the “Summary Compensation Table” and the “Outstanding Equity Awards at Fiscal Year-End” table below. In addition, for so long as we are an emerging growth company, we will not be required to submit certain executive compensation matters to our stockholders for advisory votes, such as “say-on-pay” and “say-on-frequency” of say-on-pay votes.
Our NEOs for fiscal 2024 were:
•Christopher A. Tomasso, President and Chief Executive Officer
•Henry Melville Hope, III, Chief Financial Officer and Treasurer
•Jay Wolszczak, Chief Legal Officer, General Counsel & Secretary
Summary Compensation Table
The following table presents information regarding the total compensation awarded to, earned by, and paid to the named executive officers of First Watch for services rendered to First Watch in all capacities for the fiscal year indicated.

Name and Principal Position	Year	Salary ($) (1)	Bonus ($) (2)	Stock awards ($)(3)	Option awards ($) (3)	Non-equity incentive plan compensation ($) (4)	All other compensation ($) (5)	Total ($)
Christopher A. Tomasso,	2024	905,625	—	3,000,000	—	988,711	28,502	4,922,838
President and Chief Executive Officer	2023	892,416	—	2,500,000	—	1,509,105	26,797	4,928,318
	2022	625,000	54,688	—	2,000,000	515,625	23,984	3,219,297
Henry Melville Hope, III,	2024	446,270	—	800,000	—	341,049	28,348	1,615,667
Chief Financial Officer and Treasurer	2023	439,761	—	800,000	—	520,556	23,660	1,783,977
	2022	404,863	24,798	—	850,000	233,808	21,776	1,535,245
Jay Wolszczak,	2024	460,575	—	600,000	—	351,981	29,470	1,442,026
Chief Legal Officer, General Counsel & Secretary	2023	453,857	—	350,000	—	537,241	24,458	1,365,556
____________________________
(1) Salary represents the amounts earned in fiscal 2024, 2023 and 2022, as applicable, pursuant to the terms of each NEO’s respective employment agreement. See “Employment Agreements” below.
(2) Amounts reflect portion of cash incentive bonus earned in fiscal 2022 attributable to Compensation Committee’s use of discretion to increase payout on the company-based performance incentive pool from 75% to 87.5%.
(3) Amounts reflect the aggregate grant date fair value of restricted stock units granted to our NEOs in fiscal 2024 and 2023 and stock options granted to our NEOs in fiscal 2022, as computed in accordance with FASB ASC Topic 718. For additional information related to assumptions used in the determination of the fair value of stock-based compensation awards, refer to Note 17 to the financial statements included in our Annual Report on Form 10-K for the year ended December 29, 2024.
(4) Amounts reflect the cash incentive bonuses earned. See “Annual Cash Incentive Bonus” below.
(5) Payments to our NEOs included in the “All Other Compensation” column for fiscal 2024 include the following:

Name	Year	Life insurance premiums ($)	401(k) employer match ($)	Long term disability benefit ($)	Health insurance premiums ($)	Executive physical services ($)	Post-closing payment ($) (1)	Total ($)
Christopher A. Tomasso	2024	1,287	8,135	3,721	9,407	4,500	1,452	28,502
	2023	1,287	4,950	3,721	9,795	4,500	2,544	26,797
	2022	1,017	4,575	3,721	10,171	4,500	—	23,984
Henry Melville Hope, III	2024	1,287	7,066	6,088	9,407	4,500	—	28,348
	2023	1,287	1,990	6,088	9,795	4,500	—	23,660
	2022	1,017	—	6,088	10,171	4,500	—	21,776
Jay Wolszczak	2024	1,287	10,350	3,926	9,407	4,500	—	29,470
	2023	1,287	4,950	3,926	9,795	4,500	—	24,458
_____________________________
(1) Amounts reflect the amounts payable to the NEOs in their capacity as optionholders as credit for certain net operating loss or FICA tip credit carryforwards pursuant to the terms of the merger agreement dated as of July 25, 2017 through which First Watch was acquired by funds affiliated with, or managed by, Advent.
Narrative Disclosure to Summary Compensation Table
For fiscal 2024, the principal elements of compensation provided to the NEOs were base salaries, cash bonuses, restricted stock units and broad-based employee benefits. Base salaries are generally set at levels deemed necessary to attract and retain individuals with superior talent commensurate with their relative expertise and experience.
Annual Cash Incentive Bonus
We adopt, on an annual basis, an Executive Bonus Plan for our executive officers and other eligible employees. Each participant is eligible to receive cash bonuses based on the achievement of certain company-based and individual-based performance goals, as determined in the sole discretion of the Compensation Committee. Each participant’s target award is a percentage of such participant’s annual base salary as of the beginning or end of a performance period. To be eligible to earn a bonus under the Executive Bonus Plan, a participant must be employed by us and in good standing on the date the bonus is paid. The Compensation Committee retains the discretion to adjust the annual cash incentive bonus amount upward or downward on a subjective basis to ensure an equitable result.
Fiscal 2024 Executive Bonus Plan
Under the Executive Bonus Plan for fiscal 2024 (the “2024 Executive Bonus Plan”), in order for the company-based performance incentive pool to begin to be funded for the company-based performance goals, we must achieve a minimum threshold of greater than 85% of the performance target. If the minimum performance threshold is not satisfied, the company-based performance incentive pool is not funded and no company-based performance cash incentive payments become payable to eligible participants, including our named executive officers. If we achieve the performance target exactly, the company-based performance incentive pool is funded at 100%, and if we achieve a maximum threshold of 125.7% or more of the performance target, the bonus pool is funded at the maximum level of 200%. For employees eligible to participate in the 2024 Executive Bonus Plan, including our NEOs, the final annual cash incentive payment can also be impacted by the employee’s level of achievement of individual business objectives established at the beginning of the year.

To determine the 2024 Executive Bonus Plan payouts, participants were assigned individual target bonus opportunity as a percentage of their base salary, which percentage was based on their level of responsibility. The target bonus opportunities approved by the Compensation Committee for each of our named executive officers for fiscal 2024 were:

Named Executive Officer	Target Bonus Opportunity (as a % of base salary)	FY2024 Base Salary	Target Bonus Amount at 100% Achievement
Christopher A. Tomasso..........	100%	$905,625	$905,625
Henry Melville Hope, III.........	70%	$446,270	$312,389
Jay Wolszczak.........................	70%	$460,575	$322,403

For each of our executive officers, including our NEOs, the weighting of the company-based performance goals and achievement of individual business objectives as a percentage of their target bonus opportunity was 70% and 30%, respectively.
At the beginning of fiscal 2024, our Compensation Committee approved the performance target for the corporate performance category applicable to the participants in our 2024 Executive Bonus Plan. The performance target was set with the objective for the target to be challenging but attainable based on the expectations of the business at the time that the goal was established.
For purposes of the 2024 Executive Bonus Plan, the performance metric used for purposes of the company-based performance goal was Adjusted EBITDA, which was based on our calculation of Adjusted EBITDA of 113.8 million reported in our Form 10-K for the fiscal year ended December 29, 2024. Based on our Adjusted EBITDA performance for fiscal 2024, which was above the Adjusted EBITDA performance target set by the Compensation Committee, the company-based performance payout percentage as calculated pursuant to the parameters of the bonus plan was 113.1%.
Based on the level of our performance achieved in fiscal 2024, the Compensation Committee approved final funding levels and company-based performance incentive pool payouts for our NEOs as follows:

Named Executive Officer	Target Bonus Amount at 100% Achievement	Company-Performance Weighted %	Adjusted EBITDA Performance Payout %	FY2024 Company-Performance Bonus Amount
Christopher A. Tomasso..................	$905,625	70%	113.1%	$717,023
Henry Melville Hope, III.................	$312,389	70%	113.1%	$247,332
Jay Wolszczak.................................	$322,403	70%	113.1%	$255,260
As part of its annual review of the performance of our executive officers, the Compensation Committee determined that each of our named executive officers had achieved 100% of the portion of their bonus opportunity determined by individual business objectives:

Named Executive Officer	Target Bonus Amount at 100% Achievement	Individual-Performance Weighted %	Individual-Performance Payout %	FY2024 Individual-Performance Bonus Amount
Christopher A. Tomasso...............	$905,625	30%	100%	$271,688
Henry Melville Hope, III..............	$312,389	30%	100%	$93,717
Jay Wolszczak..............................	$322,403	30%	100%	$96,721

Non-Qualified Stock Option and Restricted Stock Unit Awards
Equity Grant Guidelines and Practices
The Compensation Committee reviews and approves, upon management recommendation with respect to the named executive officers other than Mr. Tomasso and in the case of Mr. Tomasso, on its own initiative, the grant of non-qualified stock options and restricted stock units to the named executive officers in amounts appropriate for an individual’s level of responsibility, ability to affect the achievement of overall corporate goals, individual performance, tenure, and potential. The Compensation Committee intends for the grant date fair value of the equity incentive awards to approximate the median of the peer group, with adjustments as necessary. In order to determine the number of shares subject to each award, the Compensation Committee establishes the long-term equity incentive award value for each executive. For stock options, the award value is then converted into a number of non-qualified stock options determined using the Black-Scholes valuation model and for restricted stock units, the award value is converted into a number of restricted stock units using the closing price of our Common Stock on the date of grant. Generally, the Compensation Committee’s practice is to (i) grant stock options and other equity incentives for current employees annually on the second business day following the filing of our Annual Report on Form 10-K for the preceding fiscal year, and (ii) grant stock options and other equity incentives for newly hired individuals on the second business day following the first to occur of (1) the filing of our Annual Report on Form 10-K for the preceding fiscal year or (2) the filing of our Quarterly Report on Form 10-Q for the preceding fiscal quarter, in each case following the date of hire. From time to time, the Compensation Committee may also determine to make special awards, or approve vesting terms that differ from the annual grant terms. The Compensation Committee may also impose holding periods or other vesting terms and conditions as it deems necessary or appropriate. The annual and other grants of stock options and other equity incentive awards, as applicable, is made without regard to the timing of the release of any other material information that may not be contained in our Annual Report on Form 10-K, as well as without regard to whether possible positive or negative information is contained in the Annual Report on Form 10-K.
Employment Arrangements
We are currently party to an employment agreement with Christopher A. Tomasso, and offer letters with Henry Melville Hope, III and Jay Wolszczak. The material provisions of the employment agreement and offer letters are described below, and, in certain circumstances, may be subject to the terms of the Executive Severance Plan, as described below under “Potential Payments upon Termination or Change in Control - Executive Severance Plan.”
Christopher A. Tomasso
On March 9, 2022, we entered into an employment agreement with Christopher A. Tomasso (the “Tomasso Employment Agreement”). The Tomasso Employment Agreement replaces in its entirety the employment agreement entered into as of August 21, 2017 between Mr. Tomasso and the Company’s subsidiary, First Watch Restaurants, Inc., which agreement was terminated and canceled pursuant to the terms of the Tomasso Employment Agreement. The Tomasso Employment Agreement provides for a one-year term beginning on March 9, 2022, with automatic one-year renewals. The Tomasso Employment Agreement provides that Mr. Tomasso will receive an annualized base salary and is eligible to participate in the Company’s annual cash incentive bonus plan described above. Under the Tomasso Employment Agreement, our Board may, in its discretion, change the amount of Mr. Tomasso’s annualized base salary to such greater amount as it may deem appropriate.
In addition to the above, Mr. Tomasso participates in the employee benefits programs offered by us to our similarly-situated employees.
Mr. Tomasso may terminate the agreement any time with 30 days’ prior written notice, provided, however, we may accelerate Mr. Tomasso’s last day of employment to any date within the 30 day notice period without converting the resignation into anything other than a voluntary resignation. We may terminate Mr. Tomasso’s employment for death, “disability” or “cause,” as defined in the Tomasso Employment Agreement, by written notice to Mr. Tomasso. Mr. Tomasso may resign with prior written notice for any reason.
If we terminate Mr. Tomasso’s employment without “cause” or Mr. Tomasso terminates his employment for “good cause,” then we must provide Mr. Tomasso with (i) the unpaid annual base salary due for the period prior to and through the date of termination, and following submission of proper expense reports by Mr. Tomasso, reimbursement for all expenses properly incurred under the terms of the Tomasso Employment Agreement (the “Accrued Obligations”); (ii) continued payment of Mr. Tomasso’s annual base salary for a period of 12 months following the date of termination; (iii) accrued but unused vacation through the termination date; and (iv) a pro rata portion of Mr. Tomasso’s annual bonus that Mr. Tomasso would have earned for the year in which his termination occurred. These payments (other than the Accrued Obligations) are subject to Mr. Tomasso’s execution and non-revocation of a waiver and release of claims.
In the event that Mr. Tomasso’s employment is terminated due to his death or disability, we must provide Mr. Tomasso’s beneficiaries with (i) the Accrued Obligations; (ii) continued payment of Mr. Tomasso’s annual base salary for a period of six months following the date of termination; (iii) accrued but unused vacation through the termination date payable on the next regular payroll date following the termination date; and (iv) a pro rata portion of Mr. Tomasso’s annual bonus that Mr. Tomasso would have earned for the year in which his death or disability occurred.
For purposes of the Tomasso Employment Agreement, “good cause” means the occurrence of one or more of the following conditions, without Mr. Tomasso’s consent: (i) a material reduction in Mr. Tomasso’s annual base salary or annual bonus opportunity percentage; (ii) any material diminution in Mr. Tomasso’s responsibilities; or (iii) the relocation of our headquarters more than 20 miles from the existing location; provided that any such condition will only constitute good cause if Mr. Tomasso provides us with a prior written notice of his intent to resign for good cause and we have not remedied the alleged violations within 30 days of such notice.
For purposes of the Tomasso Employment Agreement, “cause” means (i) conviction for any crime involving moral turpitude, fraud or misrepresentation or Mr. Tomasso pleading guilty or nolo contendere to, any felony or crime involving moral turpitude that is damaging to our reputation; (ii) commission of any act which is a felony; (iii) gross misconduct or fraud involving the operations of the Company; (iv) misappropriation or embezzlement of funds or property of the Company; (v) willful conduct which is materially injurious to the reputation, business or business relationships of the Company; (vi) violation of any of the provisions of the Tomasso Employment Agreement or any material Company policy or work rule; or (vii) failure to follow reasonable directions or instructions by the Board, or refusal or failure to substantially perform his duties and responsibilities under the Tomasso Employment Agreement to the reasonable satisfaction of the Board.
The Tomasso Employment Agreement includes confidentiality, non-compete and mutual non-disparagement provisions, as well as provisions relating to assignment of inventions.
Henry Melville Hope, III
We entered into an offer letter with Mr. Hope in July 2018. Mr. Hope is eligible to participate in the Company’s annual cash incentive bonus plan described above. Mr. Hope is also eligible to participate in the executive health program that includes a concierge doctor. Additionally, Mr. Hope is eligible to receive cell phone reimbursement, fitness reimbursement and reimbursement for documented regular and customary professional licensing fees and expenses. If we terminate Mr. Hope’s employment without “cause,” or if Mr. Hope terminates his employment for “good reason,” then we must provide Mr. Hope with continued payment of his base salary for a period of 12 months, consistent with Company practices. These severance payments are subject to Mr. Hope’s execution and non-revocation of a waiver and release of claims.
For purposes of our arrangement with Mr. Hope, “cause” means (i) indictment for any crime involving moral turpitude, fraud or misrepresentation or Mr. Hope pleading guilty or nolo contendere to, any felony or crime involving moral turpitude that is damaging to our reputation; (ii) commission of any act which is a felony; (iii) gross misconduct or fraud involving the operations of the Company; (iv) misappropriation or embezzlement of funds or property of the Company; (v) willful conduct which is materially injurious to the reputation, business or business relationships of the Company; (vi) violation of any of the provisions of the letter agreement by which Mr. Hope accepted our offer of employment or any material Company policy or work rule; (vii) failure to follow reasonable directions or instructions by the Board, or refusal or failure to substantially perform his duties and responsibilities under the letter agreement by which Mr. Hope accepted our offer of employment to the reasonable satisfaction of the Board.

For the purposes of our arrangement with Mr. Hope, “good reason” means (i) any material diminution in his responsibilities, authorities or duties, or (ii) a relocation of more than 50 miles from his primary work location and primary residence.
Jay Wolszczak
We entered into an offer letter with Mr. Wolszczak in April 2018. Mr. Wolszczak is eligible to participate in the Company’s annual cash incentive bonus plan described above. Mr. Wolszczak is also eligible to participate in the executive health program that includes a concierge doctor. Additionally, Mr. Wolszczak is eligible to receive cell phone reimbursement, fitness reimbursement and reimbursement for documented regular and customary professional licensing fees and expenses. If we terminate Mr. Wolszczak’s employment without “cause,” then we must provide Mr. Wolszczak with continued payment of his base salary for a period of 12 months, consistent with Company practices. These severance payments are subject to Mr. Wolszczak’s execution and non-revocation of a waiver and release of claims.
For purposes of our arrangement with Mr. Wolszczak, “cause” means (i) indictment for any crime involving moral turpitude, fraud or misrepresentation or Mr. Wolszczak pleading guilty or nolo contendere to, any felony or crime involving moral turpitude that is damaging to our reputation; (ii) commission of any act which is a felony; (iii) gross misconduct or fraud involving the operations of the Company; (iv) misappropriation or embezzlement of funds or property of the Company; (v) willful conduct which is materially injurious to the reputation, business or business relationships of the Company; (vi) violation of any of the provisions of the letter agreement by which Mr. Wolszczak accepted our offer of employment or any material Company policy or work rule; (vii) failure to follow reasonable directions or instructions by the Board, or refusal or failure to substantially perform his duties and responsibilities under the letter agreement by which Mr. Wolszczak accepted our offer of employment to the reasonable satisfaction of the Board.
Potential Payments upon Termination or Change in Control
Equity award agreements
Pursuant to the terms of the stock option award agreement entered into with each of our named executive officers in fiscal 2022 and restricted stock unit award agreements entered into with each of our named executive officers in fiscal 2023 and fiscal 2024, upon such person’s termination of service by the Company without “cause” or by such person for “good reason”, on or prior to the first anniversary of a change in control, a portion of the options or restricted stock units that remain unvested as of the date of such termination of service, representing the lower of (i) the number of such person’s options or restricted stock units that remain unvested as of the date of such termination or service and (ii) in the case of Mr. Tomasso and Mr. Hope, 50%, and in the case of Mr. Wolszczak, 37.5%, of such options or restricted stock units granted pursuant to the award agreement, which have not yet become vested as of the date of such termination of service will become fully exercisable and/or vested, as applicable, upon the date of such termination of service. Notwithstanding the terms of the stock option and restricted stock unit award agreements, upon a qualifying termination that occurs within two years following a change in control, such awards will vest in full accordance with the terms of the Executive Severance Plan, as described more below.
For purposes of the award agreements, “cause” has the meaning as set forth in such person’s employment agreement or offer letter as described above and “good reason” means the occurrence of any of the following events without the consent of such person: (i) the Company materially reduces such person’s annual base salary or annual bonus opportunity percentage; (ii) a material diminution in such person’s responsibilities; or (iii) the Company relocates such person’s principal place of employment more than twenty (20) miles from the existing location as of the date of grant (unless such relocation results in a reduction in such person’s one-way commute). Notwithstanding the foregoing, the events described in clauses (i), (ii) or (iii) shall not constitute “good reason” unless (A) such person has given the Company written notice of such person’s resignation for “good reason,” setting forth the conduct of the Company that is alleged to constitute “good reason,” within thirty (30) days following the first occurrence of such event, and (B) such person has provided the Company at least thirty (30) days following the date on which such notice is provided to cure such conduct and the Company has failed to do so.

Executive Severance Plan

All of our executive officers participate in the Executive Severance Plan (the “Severance Plan”). The Severance Plan was adopted in March 2025. In the event of a participant’s employment termination without cause or for good reason (as such terms are defined in the Severance Plan), the Severance Plan provides for, among other items: (i) a lump sum severance payment equal to two times base salary for the Company’s chief executive officer, one and a half times base salary for the Company’s other executive officers, one times base salary for the Company’s home office senior vice presidents and three fourths base salary for the Company’s senior vice presidents of operations, (ii) a lump sum payment equal to the executive’s target annual bonus for the year that includes the date of termination, and (iii) a lump sum payment equal to the product of (x) the full annual premium that the executive would have to pay for continued healthcare coverage for the executive and executive’s dependents in the Company’s medical insurance plan under COBRA and (y) the multiples applicable to the severance payments described above in this paragraph.
Under the Severance Plan’s change in control provisions, in the event of a change in control of the Company accompanied by a termination without cause or for good reason within the two years following such change in control, the Severance Plan provides for, among other items: (i) a lump sum severance payment equal to two and a half times base salary for the Company’s chief executive officer, two times base salary for the Company’s other executive officers, one and a half times base salary for the Company’s home office senior vice presidents and three fourths base salary for the Company’s senior vice presidents of operations, (ii) a lump sum payment equal to the product of (x) executive’s target annual bonus for the year that includes the date of termination and (y) the multiples applicable to the severance payments described above in this paragraph, (iii) a lump sum payment equal to the product of (x) the full annual premium that the executive would have to pay for continued healthcare coverage for the executive and executive’s dependents in the Company’s medical insurance plan under COBRA and (y) the multiples applicable to the severance payments described above in this paragraph, and (iv) the vesting in full of each outstanding unvested award under the First Watch Restaurant Group, Inc. 2021 Equity Incentive Plan (the “2021 Plan”) as of the date of termination.
Each of our executive officers has executed a participation agreement that is an exhibit to the Severance Plan, pursuant to which such executive has agreed that other than as set forth in the Severance Plan, the Executive shall have no other rights or entitlement to severance payments or benefits from the Company or any of its subsidiaries, including any severance payments or benefits (i) set forth in any offer letter or employment agreement between the executive and the Company or (ii) offered to other Company employees pursuant to any other Company plan or policy. Pursuant to the participation agreement, each executive has also agreed that in the event the executive experiences a qualifying termination within two years following a change in control, the Severance Plan will govern the treatment of any equity awards that have been issued or may hereafter be issued to the executive under the 2021 Plan.
Except as discussed above, no named executive officer has a contractual or other entitlement to severance or other payments upon termination or a change in control.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth certain information regarding equity-based awards held by the named executive officers as of December 29, 2024.

		Option Awards						Stock Awards
Name	Equity award grant date	Number of securities under-lying unexer-cised options (#) exercis-able	Number of securities underlying unexercised options (#) unexercisable	Equity incentive plan awards: Number of securities under- lying unexer- cised unearned options (#)	Option exercise price ($)		Option expiration date	Number of shares or units of stock that have not vested (#) (1)		Market value of shares or units of stock that have not vested ($) (2)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)
Christopher A. Tomasso	8/31/2017	935,825	—	—	8.45		8/31/2027	—	—	—	—	—
	3/25/2022	192,398	96,202	—	12.58		3/25/2032	—	—	—	—	—
	3/9/2023	—	—	—	—		—	107,388		$2,008,156	—	—
	3/7/2024	—	—	—	—		—	121,016		$2,262,999	—	—
Henry Melville Hope, III	7/30/2018	177,570	—	—	8.45		7/30/2028	—	—	—	—	—
	7/31/2019	69,055	—	—	13.52		7/31/2029	—	—	—	—	—
	3/25/2022	81,769	40,886	—	12.58		3/25/2032	—	—	—	—	—
	3/9/2023	—	—	—	—		—	34,364		$642,607	—	—
	3/7/2024	—	—	—	—		—	32,271		$603,468	—	—
Jay Wolszczak	7/18/2018	162,570	—	—	8.45		7/18/2028	—	—	—	—	—
	4/24/2019	69,055	—		12.68		4/24/2029	—	—	—	—	—
	3/25/2022	38,479	19,241	—	12.58		3/25/2032	—	—	—	—	—
	3/9/2023	—	—	—	—	—	—	15,034		$281,136	—	—
	3/7/2024	—	—	—	—		—	24,202		$452,577	—	—
___________________________
(1) Represents time-based restricted stock unit awards held by the NEO as of December 29, 2024
(2) Represents the value of the number of shares of Common Stock underlying the time-based restricted stock unit awards valued based on the $18.70 closing market price of the Company’s Common Stock for December 27, 2024.

A portion of the option awards that were granted prior to the Company’s initial public offering on October 5, 2021 (the “IPO”) are subject to time-based vesting in equal installments on each of the first five anniversaries of the applicable grant date, subject to the participant’s continued employment or service on the applicable vesting date and the remaining portion are subject to time-based vesting that vested one-third (1/3rd) on each of the first two anniversaries of the IPO and on the 273rd day following the second anniversary of the IPO. The option and restricted stock unit awards that were granted following the IPO are subject to time-based vesting in equal installments on each of the first three anniversaries of the applicable grant date, subject to the participant’s continued employment or service on the applicable vesting date.
2017 Omnibus Equity Incentive Plan
In connection with Advent’s acquisition of the Company in 2017, we adopted the 2017 Omnibus Equity Incentive Plan (the “2017 Plan”), which provides for the grant of options, stock appreciation rights (“SARs”), restricted stock, and other stock option awards to our directors, and employees, as well as to directors, and employees of any of our subsidiaries or affiliates. The maximum number of shares available for issuance to participants pursuant to awards under the 2017 Plan is 6,138,240. The shares available for issuance under the 2017 Plan may consist, in whole or in part, of authorized and unissued shares or treasury shares. A total of 2,819,881 shares of our Common Stock were subject to outstanding option awards under the 2017 Plan as of December 29, 2024. We do not intend to grant any further awards under the 2017 Plan.

2021 Equity Incentive Plan
In connection with our IPO, we adopted the 2021 Plan. The 2021 Plan provides flexibility to motivate, attract and retain the employees who are expected to make significant contributions to our success and allow participants to share in such success. The principal features of the 2021 Plan are summarized below. The purposes of the 2021 Plan are to align the interests of eligible participants with our stockholders by providing incentive compensation tied to the Company’s performance, and to advance the Company’s interests and increase stockholder value by attracting, retaining and motivating key personnel.
Under the 2021 Plan, we may grant stock options (both incentive and non-qualified), SARs, restricted stock awards, restricted stock units (“RSUs”) and stock-based awards to our employees, officers, non-employee directors or any natural person who is a consultant or other personal service provider to the Company or any of its subsidiaries or affiliates. All awards granted to participants under the 2021 Plan will be represented by an award agreement.
Approximately 4,465,524 shares of Common Stock as of December 29, 2024 were available for awards under the 2021 Plan. We refer to the aggregate number of shares available for awards under the 2021 Plan as the “share reserve.” On the first day of each fiscal year, commencing on December 26, 2022 and ending on (and including) December 30, 2030, the share reserve will automatically increase by a number equal to the least of (i) two percent (2%) of the total number of shares of Common Stock actually issued and outstanding on the last day of the preceding fiscal year, (ii) a number of shares of Common Stock determined by the Board; and (iii) 4,034,072 shares of Common Stock.
If any award granted under the 2021 Plan is cancelled, expired, forfeited, or surrendered without consideration or otherwise terminated without delivery of the shares to the participant, then such unissued shares will be returned to the 2021 Plan and be available for future awards under the 2021 Plan.
Shares that are withheld from any award in payment of the exercise, base or purchase price or taxes related to such an award, not issued or delivered as a result of the net settlement of any award, or repurchased by the Company on the open market with the proceeds of a stock option will be deemed to have been delivered under the 2021 Plan and will not be returned to the 2021 Plan nor be available for future awards under the 2021 Plan. The payment of dividend equivalents in cash in conjunction with any outstanding award shall not count against the share reserve.
The 2021 Plan is currently administered by our Compensation Committee, which solely consists of independent directors as determined by our Board in accordance with Nasdaq rules, as appointed by the Board from time to time. The Compensation Committee may delegate authority to one or more officers of the Company to grant awards to eligible persons other than members of the Board or who are subject to Rule 16b-3 of the Exchange Act, as permitted under the 2021 Plan and under applicable law.
No non-employee director may be granted during any calendar year, awards having a fair value that, when added to all other cash compensation received in respect of service as a member of our Board for such calendar year, exceeds $750,000, provided however such limit is $1,000,000 in the year such director is first elected to serve as a director on the Board.

DIRECTOR COMPENSATION
The Board has approved a compensation framework for our directors that are not employees of the Company and not employees of Advent (“Non-Employee Director Compensation”) for their service on the Board and its committees. Effective at the beginning of the Company’s current fiscal year ending December 28, 2025, the cash component of the Non-Employee Director Compensation framework was increased to reflect an $80,000 base retainer; $15,000 for service as a member of the Audit Committee and $30,000 for service as the Audit Committee Chair; $12,500 for service as a member of the Compensation Committee and $25,000 for service as the Compensation Committee Chair; $11,000 for service as a member of the Nominating and Corporate Governance Committee and $22,000 for service as the Nominating and Corporate Governance Committee Chair. For fiscal 2024, the equity component of the Non-Employee Director Compensation framework granted to non-employee directors that are not employees of Advent included restricted stock units with a base $100,000 grant date fair value together with an additional $50,000 grant date fair value for our Chair. On the day following the annual meeting of stockholders, each eligible director received a number of restricted stock units with a value equal to the amount indicated above, calculated by using the closing price of our Common Stock on the day following the annual meeting of stockholders. The restricted stock units will vest on the first anniversary of the grant date, subject to a director’s continued membership on the Board as of such date. The number of restricted stock units were calculated by dividing the grant date fair value by the closing price of our Common Stock on the grant date ($19.25 on May 23, 2024) and rounding down to the nearest whole number. Effective July 2024, the equity component of the Non-Employee Director Compensation framework awarded to our non-employee directors that are not employees of Advent was increased to reflect a base $140,000 grant date fair value together with an additional $60,000 grant date fair value for our Chair.

The following table sets forth information concerning the compensation of our directors (other than our CEO and our directors that are employees of Advent who do not participate in the Company’s Non-Employee Director Compensation framework) for fiscal 2024. Compensation information for Mr. Tomasso is included in the “Summary Compensation Table” above. Other than as set forth in the table and described herein, during fiscal 2024, we did not pay any fees to, make any equity awards or non-equity awards to, or pay any other compensation to the non-employee members of our Board. We also reimburse each of our directors for all reasonable out-of-pocket expenses incurred in connection with attendance at board and committee meetings.

Name	Fees earned or paid in cash ($)(1)	Stock awards ($) (2)	All other compensation ($)	Total ($)
Ralph Alvarez	98,500	150,000	—	248,500
Julie M.B. Bradley (3)	60,549	100,000	—	160,549
Irene Chang Britt	85,000	100,000	—	185,000
Michael Fleisher (4)	17,157	140,000	—	157,157
Charles Jemley (5)	33,929	140,000	—	173,929
William Kussell	85,833	100,000	—	185,833
Stephanie Lilak	92,500	100,000	—	192,500
Jostein Solheim	80,000	100,000	—	180,000
___________________________
(1) For fiscal 2024, the cash component of the Non-Employee Director Compensation framework included a $75,000 base retainer; $10,000 for service as a member of the Audit Committee and $20,000 for service as the Audit Committee Chair; $7,500 for service as a member of the Compensation Committee and $15,000 for service as the Compensation Committee Chair; $6,000 for service as a member of the Nominating and Corporate Governance Committee and $10,000 for service as the Nominating and Corporate Governance Committee Chair.
(2) Reflects the grant date fair value of restricted stock units granted to our non-employee directors that are not employees of Advent in fiscal 2024, determined in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Stock Compensation (“FASB ASC Topic 718”).
(3) Effective August 20, 2024, Ms. Bradley resigned from her position as a Director of the Company for personal reasons.
(4) Mr. Fleisher joined our Board on November 1, 2024 and received a pro rata portion of the annual cash retainer paid to non-employee directors.
(5) Mr. Jemley joined our Board on August 22, 2024 and received a pro rata portion of the annual cash retainer paid to non-employee directors.

As of December 29, 2024, our non-employee directors held the following aggregate number of restricted stock units (unvested) as well as stock options received as compensation for their service on the Board prior to our IPO:

Name	Restricted stock units (#)	Nonqualified stock options (#)
Ralph Alvarez	7,792	197,300
Irene Chang Britt	5,194	—
Michael Fleisher	8,153	—
Charles Jemley	8,134	—
William Kussell	5,194	98,650
Stephanie Lilak	5,194	—
Jostein Solheim	5,194	—

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of the Record Date, the number of shares of First Watch Common Stock beneficially owned by:
•each person or group who is known by us to own beneficially more than 5% of our Common Stock;
•each member of our Board and each of our named executive officers; and
•all members of our Board and our executive officers as a group.
Beneficial ownership of shares is determined under rules of the SEC and generally includes any shares over which a person exercises sole or shared voting or investment power. Except as noted by footnote, and subject to community property laws where applicable, we believe based on the information provided to us that the persons and entities named in the table below have sole voting and investment power with respect to all shares of our Common Stock shown as beneficially owned by them. Shares of Common Stock subject to options currently exercisable or exercisable within 60 days of the date of the Record Date are deemed to be outstanding and beneficially owned by the person holding the options for the purposes of computing the percentage of beneficial ownership of that person and any group of which that person is a member, but are not deemed outstanding for the purpose of computing the percentage of beneficial ownership for any other person.
Subject to the paragraph above, the percentage ownership of shares is based on 60,968,674 shares of Common Stock issued and outstanding as of the Record Date. Except as otherwise indicated, the persons named in the table below have sole voting and investment power with respect to all shares of capital stock held by them. Unless otherwise indicated, the address for each holder listed below is 8725 Pendery Place, Suite 201, Bradenton, FL 34201.

	Shares of Common Stock beneficially owned
Name and address of beneficial owner	Number of shares	Percentage of shares
5% stockholders
Funds managed by Advent International, L.P.(1)...................................	19,189,784	31.5%
Named executive officers and directors:
Christopher A. Tomasso (2)....................................................................	1,480,385	2.4%
Henry Melville Hope, III (3)...................................................................	404,886	*
Jay Wolszczak (4)...................................................................................	300,100	*
Ralph Alvarez (5)....................................................................................	607,565	1.0%
Irene Chang Britt (6)...............................................................................	10,501	*
Tricia Glynn (7)..............................................................................	—	*
Michael Fleisher ....................................................................................	—	*
Charles Jemley ......................................................................................	—	*
William Kussell (8).................................................................................	156,253	*
Stephanie Lilak (9)..................................................................................	18,217	*
David Paresky (7)...................................................................................	—	*
Jostein Solheim (10)................................................................................	10,457	*
All Board members and executive officers as a group (17 persons)	3,864,923	6.0%
_________________________
* Represents beneficial ownership of less than 1% of our outstanding Common Stock.
(1)Based on information set forth in a Form 4 filed with the SEC on November 15, 2024, amount beneficially owned includes: (i) 1,150,082 shares of Common Stock held by Advent International GPE VIII Limited Partnership; (ii) 1,248,314 shares of Common Stock held by Advent International GPE VIII-B-1 Limited Partnership; (iii) 930,762 shares of Common Stock held by Advent International GPE VIII-B-2 Limited Partnership; (iv) 1,453,397 shares of

Common Stock held by Advent International GPE VIII-B-3 Limited Partnership; (v) 3,507,851 shares of Common Stock held by Advent International GPE VIII-B Limited Partnership; (vi) 572,950 shares of Common Stock held by Advent International GPE VIII-C Limited Partnership; (vii) 490,012 shares of Common Stock held by Advent International GPE VIII-D Limited Partnership; (viii) 145,209 shares of Common Stock held by Advent International GPE VIII-F Limited Partnership; (ix) 1,286,463 shares of Common Stock held by Advent International GPE VIII-H Limited Partnership; (x) 1,196,254 shares of Common Stock held by Advent International GPE VIII-I Limited Partnership; (xi) 1,175,567 shares of Common Stock held by Advent International GPE VIII-J Limited Partnership (the funds set forth in the foregoing clauses (i)-(xi), the “Advent VIII Luxembourg Funds”); (xii) 2,697,679 shares of Common Stock held by Advent International GPE VIII-A Limited Partnership; (xiii) 545,700 shares of Common Stock held by Advent International GPE VIII-E Limited Partnership; (xiv) 925,542 shares of Common Stock held by Advent International GPE VIII-G Limited Partnership; (xv) 551,590 shares of Common Stock held by Advent International GPE VIII-K Limited Partnership; (xvi) 501,295 shares of Common Stock held by Advent International GPE VIII-L Limited Partnership (the funds set forth in the foregoing clauses (xii)-(xvi), the “Advent VIII Cayman Funds”); (xvii) 42,449 shares of Common Stock held by Advent Partners GPE VIII Limited Partnership; (xviii) 264,550 shares of Common Stock held by Advent Partners GPE VIII Cayman Limited Partnership; (xix) 51,008 shares of Common Stock held by Advent Partners GPE VIII-A Limited Partnership; (xx) 35,290 shares of Common Stock held by Advent Partners GPE VIII-A Cayman Limited Partnership; and (xxi) 417,820 shares of Common Stock held by Advent Partners GPE VIII-B Cayman Limited Partnership (the funds set forth in the foregoing clauses (xvii)-(xxi), the “Advent VIII Partners Funds”).
GPE VIII GP S.à r.l. is the general partner of the Advent VIII Luxembourg Funds. GPE VIII GP Limited Partnership is the general partner of the Advent VIII Cayman Funds. AP GPE VIII GP Limited Partnership is the general partner of the Advent VIII Partners Funds. Advent International GPE VIII, LLC is the manager of GPE VIII GP S.à r.l. and the general partner of each of GPE VIII GP Limited Partnership and AP GPE VIII GP Limited Partnership.
Advent is the manager of Advent International GPE VIII, LLC and may be deemed to have voting and dispositive power over the shares held by the Advent VIII Luxembourg Funds, the Advent VIII Cayman Funds and the Advent VIII Partners Funds. Investment decisions by Advent are made by a number of individuals currently comprised of John L. Maldonado, Bryan Taylor and David M. Mussafer. The address of each of the entities and individuals named in this footnote is c/o Advent International, L.P., Prudential Tower, 800 Boylston St., Suite 3300, Boston, MA 02199.
(2)Includes 1,224,425 shares of Common Stock held by Mr. Tomasso that are issuable upon exercise of stock options that are currently exercisable or are exercisable within 60 days and 500 shares of Common Stock held indirectly by his daughter.
(3)Includes 369,280 shares of Common Stock held by Mr. Hope that are issuable upon exercise of stock options that are currently exercisable or are exercisable within 60 days.
(4)Includes 289,345 shares of Common Stock held by Mr. Wolszczak that are issuable upon exercise of stock options that are currently exercisable or are exercisable within 60 days.
(5)Includes (i) 197,300 shares of Common Stock held by Mr. Alvarez that are issuable upon exercise of stock options that are currently exercisable or are exercisable within 60 days and (ii) 7,792 shares of Common Stock held by Mr. Alvarez that are issuable upon settlement of restricted stock units within 60 days.
(6)Includes 5,194 shares of Common Stock held by Ms. Britt that are issuable upon settlement of restricted stock units within 60 days.
(7)Ms. Glynn and Mr. Paresky are employees of Advent but do not have voting or dispositive power over any shares deemed to be beneficially owned by Advent.
(8)Includes (i) 98,650 shares of Common Stock held by Mr. Kussell that are issuable upon exercise of stock options that are currently exercisable or are exercisable within 60 days and (ii) 5,194 shares of Common Stock held by Mr. Kussell that are issuable upon settlement of restricted stock units within 60 days. Also includes 25,000 shares of Common Stock held by the Melanie Kussell Irrevocable Trust of 2014 and 15,000 shares of Common Stock held by the David Kussell Irrevocable Trust of 2014.
(9)Includes 5,194 shares of Common Stock held by Ms. Lilak that are issuable upon settlement of restricted stock units within 60 days.
(10)Includes 5,194 shares of Common Stock held by Mr. Solheim that are issuable upon settlement of restricted stock units within 60 days.

Securities Authorized for Issuance Under Equity Compensation Plans
The following table summarizes the equity compensation plans under which our equity securities are authorized for issuance as of December 29, 2024.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plan (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders (1)	4,460,738	$10.14	4,465,524
Equity compensation plans not approved by security holders	—	—	—
Total	4,460,738	$10.14	4,465,524

_____________________________
(1)The equity compensation plans approved by security holders are the 2017 Plan and the 2021 Plan. The maximum number of shares available for issuance to participants pursuant to awards under the 2017 Plan is 6,138,240. We do not intend to grant any further awards under the 2017 Plan. The initial maximum number of shares available for issuance to participants pursuant to awards under the 2021 Plan was 4,034,072 shares. The aggregate number of shares reserved for awards under the 2021 Plan automatically increases on the first day of each fiscal year during the term of the 2021 Plan beginning on December 26, 2022 and ending on December 30, 2030 in an amount equal to the least of (i) two percent (2%) of the total number of shares of Common Stock actually issued and outstanding on the last day of the preceding year, (ii) a number of shares of Common Stock determined by the Board; and (iii) 4,034,072 shares of Common Stock. On December 26, 2022, January 1, 2024 and December 30, 2024, the aggregate number of shares reserved for awards under the 2021 Plan automatically increased by 1,184,220, 1,197,834 and 1,214,002 respectively.

PROPOSAL 2: AUDITOR RATIFICATION PROPOSAL
PRICEWATERHOUSECOOPERS LLP
PwC has been the independent registered public accounting firm for First Watch since 1999.
Vote Required and Board Recommendation
Although stockholder ratification of the Board’s action in this respect is not required, the Board believes that it is a sound corporate governance practice to seek stockholder ratification of the appointment of the Company’s independent registered public accounting firm. If the stockholders do not ratify the appointment of PwC, the Board may reconsider the appointment.
The vote required for the Auditor Ratification Proposal is a majority of the stock having voting power present in person or represented by proxy and entitled to vote at the Annual Meeting. The Board recommends a vote “FOR” the Auditor Ratification Proposal.
A representative of PwC is expected to be present at the meeting and will have the opportunity to make a statement if so desired and is expected to be available to respond to appropriate questions from stockholders.

AUDITOR FEES AND SERVICES
PRICEWATERHOUSECOOPERS LLP
The following table lists the fees for services rendered by PwC for the fiscal years ended December 29, 2024 and December 31, 2023:

	Fiscal Year Ended
	December 29, 2024	December 31, 2023
Audit Fees (1)	$1,691,200	$1,624,000
Audit Related Fees (2)	—	—
Tax Fees (3)	—	—
All Other Fees (4)	2,000	7,750
Total Fees	$1,693,200	$1,631,750

_____________________________
(1) Consists of fees billed for professional services rendered in connection with the audit of our consolidated financial statements and reviews of our unaudited quarterly consolidated financial statements.
(2) Consists of fees and expenses for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements that are not “Audit Fees.”
(3) Consists of fees and related expenses billed for professional services for tax compliance, tax advice and tax planning. These services include assistance regarding federal and state tax compliance and tax planning and restructuring.
(4) The aggregate of all other fees billed by PricewaterhouseCoopers LLP were for products and services other than the services reported above. These services included annual subscription licenses for accounting research and disclosure review tools, which we licensed from PricewaterhouseCoopers LLP, during the fiscal years ended December 29, 2024 and December 31, 2023.

POLICY FOR APPROVAL OF AUDIT AND PERMITTED NON-AUDIT SERVICES
Our Audit Committee has established a policy governing our use of the services of our independent registered public accounting firm. Under this policy, our Audit Committee is required to pre-approve all services performed by our independent registered public accounting firm in order to ensure that the provision of such services does not impair the public accountants’ independence.
All services provided by PwC during the fiscal years ended December 29, 2024 and December 31, 2023 were approved by the Audit Committee.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee reviews the Company’s financial reporting process on behalf of the Board. Management has the primary responsibility for establishing and maintaining adequate internal control over financial reporting for preparing the financial statements and for the report process. The Audit Committee members do not serve as professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management or the independent registered public accounting firm. We have engaged PwC as our independent registered public accounting firm to report on the conformity of the Company’s financial statements to accounting principles generally accepted in the United States. In this context, the Audit Committee hereby reports as follows:
1.The Audit Committee has reviewed and discussed the audited financial statements with management of the Company.
2.The Audit Committee has discussed with PwC the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC.

3.The Audit Committee has also received the written disclosures and the letter from PwC required by the applicable requirements of the PCAOB regarding PwC’s communications with the Audit Committee concerning independence and the Audit Committee has discussed with PwC its independence.
4.Based on the review and discussion referred to in paragraphs (1) through (3) above, the Audit Committee recommended to the Board, and the Board has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 29, 2024, for filing with the SEC.
The foregoing has been furnished by the Audit Committee:
Charles Jemley (Chairperson)
Ralph Alvarez
Jostein Solheim

This “Audit Committee Report” is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing, except to the extent the Company specifically incorporates it by reference.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Person Transaction Policy

Under our Related Person Transaction Policy, which we adopted upon consummation of our IPO, a “related person transaction” is a transaction or arrangement or series of transactions or arrangements in which we participate (whether or not we are a party) and a related person has a direct or indirect material interest in such transaction. The Audit Committee will review and approve or ratify all relationships and related person transactions between us and (i) our directors, director nominees or executive officers, (ii) any 5% record or beneficial owner of our Common Stock or (iii) any immediate family member of any person specified in (i) and (ii) above. The Audit Committee will review all related person transactions and, where the Audit Committee determines that such transactions are in our best interests, approve such transactions in advance of such transaction being given effect, or ratify such transactions, as applicable.
As set forth in the Related Person Transaction Policy, in the course of its review and approval or ratification of a related party transaction, the Audit Committee will, in its judgment, consider in light of the relevant facts and circumstances whether the transaction is, or is not inconsistent with, our best interests, including consideration of various factors enumerated in the policy.
Any member of the Audit Committee who is a related person with respect to a transaction under review will not be permitted to participate in the discussions or approval or ratification of the transaction. However, such member of the Audit Committee will provide all material information concerning the transaction to the Audit Committee. Our policy also includes certain exceptions for transactions that need not be reported and provides the Audit Committee with the discretion to pre-approve certain transactions.
We also require each of our directors and executive officers to annually complete a directors’ and officers’ questionnaire that elicits information about related party transactions.
There were no transactions since the beginning of our last fiscal year, and none are currently proposed, in which the Company was or is a participant, the amount exceeded $120,000 and a related person had or will have a direct or indirect material interest.

OTHER MATTERS
Stockholders are referred to our Form 10-K for the year ended December 29, 2024 for financial and other information about the Company. In accordance with the rules of the SEC, we are furnishing our proxy materials, including this proxy statement and the Form 10-K, to our stockholders via Internet at https://www.proxyvote.com. In addition, such report and other reports we file with the SEC are available, free of charge, through the Investor Relations section of our website at https://investors.firstwatch.com/financial-information/sec-filings.
Copies of our Form 10-K for the year ended December 29, 2024, including the financial statements and the financial statement schedules (but excluding exhibits and information incorporated by reference), may be obtained without charge by first class mail or other equally prompt means within one (1) business day of receipt of such request by writing to Investor Relations, Attn: Jay Wolszczak, Chief Legal Officer, First Watch Restaurant Group, Inc., 8725 Pendery Place, Ste. 201, Bradenton, FL 34201, or calling 941-907-9800. The SEC maintains a website that contains our reports, proxy statements, beneficial ownership information and other information that we file electronically with the SEC. The address of such site is http://www.sec.gov.

FIRST WATCH

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/FWRG2025**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow below and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V63734-P26077 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

FIRST WATCH RESTAURANT GROUP, INC.

The Board of Directors recommends you vote "FOR ALL" on proposal 1.

Vote on Directors

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Michael Fleisher
02) William Kussell
03) Stephanie Lilak
04) Jostein Solheim

The Board of Directors recommends you vote "FOR" proposal 2.

The shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned. **If no direction is made, this proxy will be voted "FOR ALL" on proposal 1 and "FOR" proposal 2.** In their discretion the proxies are authorized to vote upon any other matters that may properly come before the meeting or any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com.

V63735-P26077

FIRST WATCH RESTAURANT GROUP, INC.
2025 ANNUAL MEETING OF STOCKHOLDERS
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The undersigned hereby appoints Jay Wolszczak and Jody Gale, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of First Watch Restaurant Group, Inc. that the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held via the Internet at 8:00 a.m. Eastern Time on Wednesday, May 21, 2025, at www.virtualshareholdermeeting.com/FWRG2025 and at any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDERS. IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED IDENTICAL TO THE BOARD OF DIRECTORS' RECOMMENDATIONS.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE